UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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HESS CORPORATION

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News Release	HESS CORPORATION

FOR IMMEDIATE RELEASE

HESS SENDS SECOND LETTER TO SHAREHOLDERS

ENCOURAGES SHAREHOLDERS TO PRESERVE THE INTEGRITY OF THE COMPANY’S

TRANSFORMATION AND PROTECT LONG TERM VALUE

RECOMMENDS VOTING THE WHITE PROXY CARD FOR THE ELECTION OF

HESS’ HIGHLY QUALIFIED, INDEPENDENT NOMINEES

NEW YORK — April 4, 2013 — Hess Corporation (NYSE: HES) (“Hess” or “the Company”) today sent a letter to all shareholders in connection with its 2013 Annual Meeting of Shareholders, to be held on May 16, 2013.

The Board recommends that shareholders vote for the election of Hess’ highly qualified independent nominees on the WHITE proxy card.

For information about Hess’ transformation and the 2013 Annual Meeting, please visit: www.transforminghess.com.

Included below is the full text of the letter to Hess shareholders:

Dear Fellow Shareholder:

PLEASE VOTE THE WHITE PROXY CARD TODAY TO SUPPORT THE HESS BOARD

DON’T LET THE ELLIOTT HEDGE FUND PURSUE ITS SELF-SERVING SHORT-TERM

AGENDA AND DESTROY THE LONG TERM VALUE OF YOUR INVESTMENT

Hess’ upcoming 2013 Annual Meeting is vitally important for your Company and the value of your investment. Hess is executing a transformation into a focused, pure play exploration and production (“E&P”) company that will create significant and lasting value for all Hess shareholders.

Hess has nominated five outstanding new, highly experienced and independent candidates for election to the Board, and your vote in favor of these nominees is critical to preserve the integrity of our transformation and protect the long-term value of your investment. Please vote the enclosed WHITE PROXY CARD today in support of the Hess Nominees.

In contrast, Paul Singer’s hedge fund Elliott Management recently acquired shares in Hess and is seeking to elect five of its own directors to your Board without even making the effort to meet with us to learn about Hess. The Elliott directors are being compensated directly by Elliott through an unusual contingent payment scheme that incentivizes them to support a short term break-up plan that will effectively liquidate Hess.

The Elliott plan, which has been roundly criticized by Wall Street analysts, would all but foreclose any opportunity for Hess to realize its true long-term value as a pure play E&P company. Elliott’s nominees have signed on to this flawed plan and even agreed to accept short-term incentives from Elliott – even if it means sacrificing long-term value that rightly belongs to you.

Your vote on the WHITE PROXY CARD will help ensure that Hess has a Board of Directors focused on our market-endorsed strategy to create lasting value for all Hess shareholders. You may vote by telephone, by Internet, or by signing, dating and returning the enclosed WHITE PROXY CARD in the postage-paid envelope provided. Please take a moment and vote your shares today.

HESS IS SUCCESSFULLY CREATING VALUE

We recently unveiled a number of decisive actions to advance our previously announced transformation to a pure play E&P company with a higher growth, lower risk, portfolio of world class assets. We are selling non-core assets, paying down debt, strengthening our balance sheet, and efficiently allocating capital to fund growth. We have committed to increased dividends and have authorized a substantial share repurchase program that will deliver real value to you.

Hess is Executing Its Transformation Strategy

We are making significant progress against our carefully vetted transformation plan.

On April 1, we announced the sale of our Russian subsidiary Samara-Nafta for a total consideration of $2.05 billion. Based on our 90 percent interest in Samara-Nafta, we are expecting total after tax proceeds of approximately $1.8 billion. Additionally, to date in 2013, Hess has announced or completed the sale of its interests in the Beryl field in the U.K. North Sea; the Eagle Ford play in Texas; and the Azeri, Chirag and Guneshli fields in Azerbaijan and the associated pipeline. Including Samara-Nafta, total after tax proceeds from these sales will amount to approximately $3.4 billion.

The market recognizes that Hess is pursuing a superior path to create value. Hess shares significantly outperformed the peer index, rising from $43.93 to $73.58 per share, an increase of 67% in the period between our mid-year strategy update on July 25, 2012 and the April 1, 2013 announcement of the sale of Samara-Nafta.

Wall Street analysts have overwhelmingly supported the Hess strategy over Elliott’s flawed plan:

With $3.4 Bn in announced proceeds, execution has been outstanding thus far – particularly as it relates to timing… We applaud the progress made by HES thus far…

-Asit Sen, Cowen, April 3, 2013

Our long standing view on the shares is that Hess has provided line of sight for investors that provides a route to release value and underlines a balanced growth outlook that is competitive versus peers. To separate the company in two introduces unnecessary risks and a level of uncertainty that reasonably impacts our current view of the investment case.

-Doug Leggate, Bank of America Merrill Lynch, April 1, 2013

In short…we do not believe that [Elliott’s] plan provides the best path forward. In our view, Hess’s own plan makes more sense…

-Philip H. Weiss, Argus, March 27, 2013

We take management’s side in terms of the future course of the company. As it stands, management has already laid out its intention to do much of what Elliott Management would like. However, we do not think breaking up the company into an onshore resource player (Hess Resources) and international, mostly offshore, entity (Hess Remainco) is the best way to generate value.

-Jeb Armstrong, Credit Agricole, March 26, 2013

At the same time, our field team, led by Greg Hill, President of Worldwide E&P, is delivering superior operating performance. Analysts have noted, for example, that we are among the most efficient operators in the Bakken oil shale, with drilling and completion costs that are among the best in the play:

It is this issue [Bakken drilling and completion costs] that underlines our view that as an operator Hess has consistently bettered well results of many of its peers, in stark contrast to the premise presented by Elliott.

-Doug Leggate, Bank of America Merrill Lynch, April 1, 2013

Hess appears to be drilling one of the best portfolios of wells in the industry according to our analysis.

-Gil Yang, Discern, March 27, 2013

…[The] Bakken wells that Hess was much punished for last year are a thing of the past.

-Jeb Armstrong, Credit Agricole, March 26, 2013

We are convinced that we have the right assets, the right operators, the right technology, the right strategy, and the right Board to create substantial value for all Hess shareholders.

THE RIGHT BOARD FOR HESS

Execution and accountability are critical at this juncture of the Company’s transformation. As such, you deserve a Board with seriousness of purpose – one that is independent and committed to the execution of a strategy that has been overwhelmingly endorsed by the market. The six new Hess directors we have named, including our five nominees up for election this year, bring the skills and experience we need that bear directly on all aspects of our transformation.

•	Substantial E&P credentials. The Hess nominees have played key roles in the exploration and development of both conventional and shale assets:

•

Dr. Kevin Meyers has over 30 years of experience in E&P, both domestic and international. He spearheaded ConocoPhillips’ development in the Eagle Ford shale play, moving it from exploration to a twelve-rig development program in under a year, and increased investment in both the Permian Basin and Bakken shale plays.

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Bill Schrader is an outstanding E&P executive responsible for transforming BP’s best and most valued E&P assets, including those in Azerbaijan, Indonesia and TNK-BP, which comprised 29% of BP’s total production.

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Dr. Mark Williams spent 21 years in US upstream and midstream operations at Royal Dutch Shell, and was responsible for US Western E&P operations, Gulf of Mexico engineering, and Shell’s US pipeline network.

•	Large-scale corporate restructurings and transformations:

•	Fred Reynolds oversaw the transformation of what was once Westinghouse Corporation into CBS, one of the world’s most respected media companies.

•

Dr. Mark Williams transformed the US downstream by leading the creation of Shell/Texaco/Saudi Aramco alliance in the late 1990s, and later restructuring and globalizing Shell’s worldwide Downstream following the 2008 financial crisis.

•	Jim Quigley oversaw meaningful transformations in a number of his clients over his career at Deloitte, one of the world’s largest accounting and consulting firms.

•	John Krenicki helped to double the revenue of GE Energy, building it into one of the company’s largest businesses, representing two-thirds of GE’s non-financial revenues.

•	Significant asset sale programs:

•	Dr. Kevin Meyers helped divest $6 billion of low growth, low margin assets at ConocoPhillips to focus capital into emerging shale plays.

•

As CFO of CBS, Fred Reynolds led several significant asset divestitures and spinoffs, including the sale of all of the legacy industrials business of Westinghouse, as well as the 2005 spinoff of MTV Networks. Additionally, as a Board member at Kraft Foods, Mr. Reynolds played a significant role in the spin out of Kraft Foods, now Mondelez International, from Kraft.

•	Strategic and financial expertise directly relevant to Hess’ balance sheet and capital allocation program, including its dividend and share repurchase program:

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Dr. Mark Williams has unparalleled executive management oversight experience from his time at Royal Dutch Shell where, as a member of the Executive Committee, he was of the top three operating executives responsible for all strategic, capital, and operational matters.

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Fred Reynolds has significant financial management experience as former CFO of CBS Corporation and its predecessors. During his tenure as CFO of CBS, one of the world’s leading media organizations, shareholders experienced substantial share appreciation and return of capital.

•	Jim Quigley, in having counseled clients over his 38 year career at Deloitte, has significant expertise in providing informed advice on the sophisticated balance sheets of large corporations.

•	A balanced, independent perspective representing the expert views of accomplished senior executives with broad strategic, operational and financial expertise:

•	With the election of our nominees, 13 of the 14 members of the Company’s Board will be truly independent, acting in the best interests of all Hess shareholders.

We are confident that the Hess Board, including our five new nominees, will continue to bring you: real execution; real accountability; no conflicts; no distractions; and strong performance.

Our nominees have reviewed the Hess plan in detail and believe it is vastly superior to the Elliott plan. They are committed to overseeing the continued execution of our plan to create value for all shareholders. In contrast, Elliott is offering conflicted directors who signed onto a payoff scheme in which Elliott will potentially reward them with millions of dollars if they pursue short sighted strategies, including Elliott’s breakup plan.

YOUR VOTE IS IMPORTANT - NO MATTER HOW MANY SHARES YOU OWN

MAKE YOUR VOICE HEARD

PLEASE VOTE THE WHITE PROXY CARD TODAY

The slate listed on the WHITE PROXY CARD is comprised of serious, accomplished and dedicated senior executives who are committed to doing what is in the best interests of all of Hess’ stockholders. We urge you to vote for them today.

There is a very stark choice in front of all of us as Hess shareholders. It is also an easy choice. Your vote FOR our five highly qualified and experienced Hess director nominees will ensure Hess continues creating near term value and driving returns over the long term for all Hess shareholders.

Whether or not you plan to attend the Annual Meeting, you have the opportunity to protect your investment by promptly voting the WHITE PROXY CARD. We urge you to vote today by telephone, by Internet, or by signing, dating and returning the enclosed WHITE PROXY CARD in the postage-paid envelope provided. We urge you to reject Elliott’s value destructive ideas by discarding any proxy materials sent you by Elliott Management or its representatives.

On behalf of the Board of Directors, we thank you for your continued support, and we look forward to continuing to deliver outstanding value to you in the future.

Sincerely,

John Hess

Chairman and CEO

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.

Important Additional Information

Hess Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Hess shareholders in connection with the matters to be considered at Hess’ 2013 Annual Meeting. Hess has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission in connection with the 2013 Annual Meeting. HESS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Hess with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Hess’ website at www.hess.com, by writing to Hess Corporation at 1185 Avenue of the Americas, New York, NY 10036, by calling Hess’ proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or by email at hess@mackenziepartners.com.

SOURCE: Hess Corporation

Investor Contact:

Jay Wilson, (212) 536-8940

Or

Dan Burch/Bob Marese

MacKenzie Partners, Inc.

(212) 929-5500

Media Contacts:

Jon Pepper, (212) 536-8550

Or

Michael Henson/Patrick Scanlan

Sard Verbinnen & Co

(212) 687-8080